Exhibit 99.1

Worldwide Press Office:
312.997.8640

United Invests in Future, Places Order for Next-Generation Aircraft
Company awards 25 firm orders each to both Airbus and Boeing, maximizing network flexibility, cost savings, and improvements for customers

*United Airlines will hold a teleconference at 10 a.m. ET, Tuesday Dec. 8, 2009, with remarks regarding matters covered in this press release from Glenn Tilton, UAL’s chairman, president and CEO, and United’s senior team, followed by a question and answer period for analysts and for media. To access the webcast of this teleconference, please visit www.united.com/ir or dial
888-245-0960.

CHICAGO, Dec. 8, 2009 – United Airlines today announced a significant investment in the company’s future with a widebody aircraft order that will enable the carrier to reduce operating costs and better match aircraft to key markets it serves, while providing its customers with state-of-the-art cabin comfort. The new technology aircraft will reduce fuel burn and environmental impact, while enabling service to a broader array of international destinations. United ordered 25 Airbus A350 XWB aircraft and 25 Boeing 787 Dreamliner aircraft and has future purchase rights for 50 of each aircraft.

The aircraft order follows a rigorous six-month request for proposal process which resulted in agreements with both manufacturers enabling the company to meet its financial and operational objectives and respond to changes in future market conditions. The breadth in size and capabilities of the different aircraft models ensure the company has the right aircraft for the right market throughout the fleet replacement cycle.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Order an investment in the future
“Over the last few years we have made fundamental improvements in United’s performance, delivering excellent cost control while improving the quality and reliability of our product.  This aircraft order is another significant step on the path to position United for long-term success in a highly competitive global market,”  said Glenn Tilton, UAL Corporation chairman, president and CEO. “I would like to thank our team for making this order a reality in a manner that is consistent with our disciplined financial strategy.  We are investing in our future, and we are well positioned to take full advantage as the economy recovers in the shorter term.”

United expects to take delivery of the aircraft between 2016 and 2019; at the same time it will retire its international Boeing 747s and 767s. These 50 new aircraft will reduce the average seat count by about 19 percent compared to the aircraft they will replace, and by about 10 percent when averaged over the entire international fleet. With the Airbus A350 powered by the Rolls Royce Trent XWB engine, and the Boeing 787 powered by either the Rolls Royce Trent 1000 or the GE GEnx, United estimates it will reduce its fuel costs and carbon emissions from the 50 aircraft by about 33 percent. Additionally, the company expects average lifetime maintenance costs for the new aircraft to be approximately 40 percent lower per available seat mile than the aircraft that will be retired.

The new aircraft will open up new revenue opportunities for United as the smaller size, longer range, and lower operating costs of these aircraft allow the company to profitably serve a broader range of international destinations. The A350 has a range 11 percent greater than the current B747, and the B787 has a range 32 percent greater than the current B767.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Both new aircraft offer significant improvements to the customer experience, including larger windows, more overhead bin space and improved lighting among other features.

United leverages current environment, orders from both manufacturers
This order provides United with the most efficient aircraft for its international network, providing the right range, size and operating costs for United’s diverse set of worldwide destinations, said CFO Kathryn Mikells.

“Our decision to move forward aggressively at the bottom of the business cycle clearly benefited us. We secured the right aircraft and the right deal for United,” Mikells said. “The orders require minimal capital over the next few years but ensure we will have the right planes to strengthen our global network over the next decade.”

Ordering in a down cycle expected to reap benefits
“We are pleased to be working with United, our longtime customer, and launch customer of the Boeing 777,” said Jim McNerney, Boeing chairman, president and CEO. “We think United is making a smart decision placing an order at this point in the cycle and taking delivery years into the future. The 787 Dreamliner will provide United with additional range and unmatched fuel efficiency.”

“United Airlines is a global icon, and it’s very gratifying that they have chosen the A350 to be a key part of their strategy,” said Airbus President and CEO Tom Enders.  “It also is fitting that the selection of the eco-efficient A350-900 comes at a time when the world is focusing on operating as efficiently as possible and minimizing environmental impact.  Airbus and United have been partners for two decades, and we look forward to extending that partnership well into the future.”

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

United last took delivery of aircraft in 2002, and last ordered aircraft in 1998.

About United
United Airlines, a wholly-owned subsidiary of UAL Corporation (Nasdaq: UAUA), operates approximately 3,300* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C.  With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United also is a founding member of Star Alliance, which provides connections for our customers to 1,071 destinations in 171 countries worldwide.  United’s 47,000 employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company’s Web site at united.com.

*Based on United’s forward-looking flight schedule for October 2009 to October 2010.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Questions and Answers

Q1:	What financial benefits will United gain from the new order?
A1:	The investment return from replacing aging aircraft is driven by a significant reduction in operating costs, including total fuel burn savings for the 50 firm orders of about 33 percent and maintenance cost savings of about 40 percent per available seat mile compared with the aircraft they will replace. We also expect to benefit from the smaller gauge and longer range of these aircraft, which match the right aircraft size and range capability to the right market, consistent with our commitment to capacity discipline. The cost efficiencies and capabilities of the new aircraft will also open up new revenue opportunities for markets we cannot profitably serve today.

Q2:	How will these aircraft be used?
A2:	The new aircraft will be used to replace our older international widebody aircraft. The new aircraft will downgauge our widebody fleet, reducing the average seat count for the 50 aircraft being replaced by about 19 percent, and resulting in a system-wide international fleet seat count reduction of about 10 percent. This reduction is largely the result of the retirement of our Boeing 747 aircraft. The reduction in average aircraft size, combined with the much longer range of these new aircraft, will allow United to better match capacity to profitable demand while maximizing our network breadth and flexibility.

Q3:	How will these new aircraft improve United’s operating cost efficiency, fuel efficiency and environmental impact?
A3:	The next generation airframe and engine technology in these aircraft provide a step change improvement in operating and fuel efficiency and environmental impact. Total fuel burn for the 50 new aircraft improves by about 33 percent compared to the aircraft they will replace, saving roughly 175 million of gallons of fuel annually. Non-fuel operating costs are significantly improved as well, primarily driven by a 40 percent reduction per available seat mile in annual maintenance costs over the life of the aircraft compared to our existing fleets.

This efficiency improvement, combined with the downgauging of aircraft size, will reduce carbon emissions for the 50 firm aircraft by about 1.7 million metric tons.

Q4:	What is the cash investment required in the near term?
A4:	The initial cash impact is minimal, ensuring that the order does not impede our ability to continue to build our liquidity and strengthen our balance sheet as the economy recovers. For both orders combined, United will have a cash outflow of just $60 million over the next three years. We have also secured deferral rights that provide us with further financial flexibility.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Q5:	What are the benefits of placing orders with both manufacturers?
A5:	Ordering aircraft from both Airbus and Boeing provides United greater financial benefits compared to choosing a single manufacturer. Neither manufacturer offers next generation aircraft sized to optimally serve all of the current and future markets in United’s network. The mix of Airbus A350 and Boeing 787 aircraft give us the right range of aircraft sizes needed to replace both our Boeing 747 and 767 aircraft. The economic benefit of placing the right size aircraft into each market overwhelms any benefit from ordering from one manufacturer.

Furthermore, our international fleet replacement program will reduce our fleet complexity, and associated operating costs, by eliminating one fleet type as we transition from three widebody aircraft types (Boeing 747, 777, and 767) to two (Airbus A350 and Boeing 787).

Finally, the future purchase rights we have with both manufacturers enable us to fully compete the remaining aircraft orders required to complete the replacement of our entire international widebody fleet. This will ensure we are able to drive the best economic outcome for United throughout the fleet replacement program.

Q6:	What new market opportunities are made possible by the next generation aircraft? What are examples of new routes that could be flown?
A6:	The operating cost effectiveness and fuel efficiency of these next generation aircraft, combined with their extended range and more optimal aircraft size, will make many different international markets financially attractive while improving the economics on destinations we already serve. Airbus A350 aircraft have a range about 11% greater than our current Boeing 747 aircraft, and Boeing 787 aircraft deliver almost 32% greater range than our current Boeing 767 aircraft. The increased range of these aircraft will allow us to take full advantage of our well placed network of domestic hubs, allowing new nonstop service from our hubs to destinations throughout Africa, Asia Pacific, the Middle East and Europe, while improving the economics on international routes we already serve.

Q7:	What flexibility do the aircraft orders provide United to address changing market conditions?
A7:	The smaller size and improved cost and fuel efficiency of these aircraft offer substantially improved economics relative to our current fleet regardless of market conditions; however, we have also secured important deferral and substitution rights with both manufacturers that provide United with significant flexibility to manage changing market conditions throughout the replacement cycle. We have also secured considerable backstop financing from both manufacturers, which will protect us in the event of tight credit markets as new aircraft are delivered.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601